Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges
Dollars in 000’s

	March 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2004	2003	2002	2001	2000	1999
Earnings:
Earnings from Continuing Operations	$876,000	$2,935,000	$2,186,000	$1,566,000	$1,200,000	$943,000
Add back:
Fixed charges less interest capitalized	46,010	187,674	180,713	187,245	162,983	138,443

Total earnings	$922,010	$3,122,674	$2,366,713	$1,753,245	$1,362,983	$1,081,443

Fixed Charges:
Interest, capitalized and expensed	$24,000	$95,000	$90,000	$94,000	$72,000	$49,013
Interest component of rental payments	22,010	92,674	90,713	93,245	90,983	89,430

Total fixed charges	$46,010	$187,674	$180,713	$187,245	$162,983	$138,443

Ratio of Earnings to Fixed Charges	20.04	16.64	13.10	9.36	8.36	7.81

For purposes of computing this ratio, earnings represent income from continuing operations. Fixed charges represent interest expense including amounts capitalized plus the interest factor in rental expense.

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Dollars in 000’s

	March 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2004	2003	2002	2001	2000	1999
Earnings:
Earnings from Continuing Operations	$876,000	$2,935,000	$2,186,000	$1,566,000	$1,200,000	$943,000
Add back:
Fixed charges less interest capitalized	46,010	187,674	180,713	187,245	162,983	138,443

Total earnings	$922,010	$3,122,674	$2,366,713	$1,753,245	$1,362,983	$1,081,443

Fixed Charges:
Interest, capitalized and expensed	$24,000	$95,000	$90,000	$94,000	$72,000	$49,013
Interest component of rental payments	22,010	92,674	90,713	93,245	90,983	89,430
Convertible Preferred Stock Dividends	—	—	—	—	—	—

Total fixed charges	$46,010	$187,674	$180,713	$187,245	$162,983	$138,443

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	20.04	16.64	13.10	9.36	8.36	7.81

For purposes of computing this ratio, earnings represent income from continuing operations. Fixed charges represent interest expense including amounts capitalized plus the interest factor in rental expense and any preferred stock dividend requirements, adjusted to a pretax basis.